To the Audit Committee of the Board of Directors of
Eagle Bancorp and Subsidiary

We agree to the inclusion in this Form 10-K of our report, dated August 7, 2009, on our audit of the consolidated financial statements of Eagle Bancorp and Subsidiary for the year ended June 30, 2009. We also consent to the reference of our firm under the caption “Independent Auditors.”

Abilene, Texas
September 2, 2009